Exhibit 10.1

ENERGY XXI LTD

RESTRUCTURING SUPPORT AGREEMENT

April 11, 2016

This Restructuring Support Agreement (together with the exhibits and schedules attached hereto, which includes, without limitation, the Term Sheet (as defined below) attached hereto as Exhibit A, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”),1 dated as of April 11, 2016, is entered into by and among: (i) Energy XXI Ltd (“EXXI”), Energy XXI Gulf Coast, Inc. (“EGC”), EPL Oil & Gas, Inc. (“EPL”), and those certain additional subsidiaries of EXXI listed on Schedule 1 of the Term Sheet (such subsidiaries, EXXI, EGC, and EPL each a “Debtor” and, collectively, the “Debtors”);2 and (ii) holders of the senior secured second lien notes (the “Second Lien Noteholders”) issued pursuant to that certain Indenture, dated as of March 12, 2015 (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date, the “Second Lien Indenture”), for the 11.00% senior secured second lien notes due 2020 among EGC, each of the guarantors party thereto, and U.S. Bank, N.A., as trustee (and any Second Lien Noteholder that may become in accordance with Section 13 and/or Section 14 hereof) signatories hereto (collectively, the “Restructuring Support Parties”). This Agreement collectively refers to the Debtors and the Restructuring Support Parties as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, it is anticipated that certain restructuring transactions (the “Restructuring Transactions”), including a joint pre-arranged plan of reorganization for the Debtors on terms consistent with the restructuring term sheet attached hereto as Exhibit A (the “Term Sheet”) and incorporated herein by reference pursuant to Section 2 hereof (as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement, the “Plan”)3, will be implemented through jointly-administered voluntary cases commenced by the Debtors (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), pursuant to the Plan, which will be filed by the Debtors in the Chapter 11 Cases.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

[1]	Unless otherwise noted, capitalized terms used but not immediately defined herein shall have the meanings ascribed to them at a later point in this Agreement or in the Term Sheet (as defined herein), as applicable.
[2]	Until the occurrence of the Termination Date, every entity that is a Debtor in the Chapter 11 Cases shall be a party to this Agreement.
[3]	The Plan shall be filed in accordance with the Milestones (as defined below) set forth in Section 4 of this Agreement.

AGREEMENT

1.                  RSA Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, upon the first date (such date, the “RSA Effective Date”) that this Agreement has been executed by all of the following: (a) each Debtor; and (c) Restructuring Support Parties holding, in aggregate, at least 63.0% in principal amount outstanding of all claims against the Debtors arising on account of the Second Lien Indenture (the “Second Lien Notes Claims”).

2.                  Exhibits and Schedules Incorporated by Reference. Each of the exhibits attached hereto and any schedules to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern.

3.                  Definitive Documentation.

(a)	The definitive documents and agreements governing the Restructuring Transactions (collectively, the “Definitive Documentation”) shall include:

(i)	the Plan (and all exhibits thereto), including any plan supplement documents (including, without limitation, documents identifying the officers and directors of the reorganized Debtors, the governance documents for the reorganized Debtors, and any equityholders’ agreements with respect to the reorganized Debtors);

(ii)	the confirmation order with respect to the Plan (the “Confirmation Order”);

(iii)	the related disclosure statement (and all exhibits thereto) with respect to the Plan (the “Disclosure Statement”);

(iv)	the solicitation materials with respect to the Plan (collectively, the “Solicitation Materials”);

(v)	an order authorizing the assumption of this Agreement (the “RSA Assumption Order”);

(vi)	(A) the interim order authorizing use of cash collateral (the “Interim Cash Collateral Order”) and (B) the final order authorizing use of cash collateral (the “Final Cash Collateral Order” and, together with the Interim Cash Collateral Order, the “Cash Collateral Orders”); and

(vii)	the motions seeking approval of each of the above.

(b)	The Definitive Documentation identified in Section 3(a) will, after the RSA Effective Date, remain subject to negotiation and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including all exhibits hereto) and be in form and substance satisfactory to those Restructuring Support Parties (in their sole discretion) who hold, in aggregate, at least 66.6% in principal amount outstanding of the Second Lien Notes Claims held by the Restructuring Support Parties (the “Majority Restructuring Support Parties”).

4.                  Milestones. As provided in and subject to Section 6, the Debtors shall implement the Restructuring Transactions on the following timeline (each deadline, a “Milestone”):

(a)	no later than April 14, 2016 at 10:00 a.m. (Eastern Time), the Debtors shall commence the Chapter 11 Cases by filing bankruptcy petitions with the Bankruptcy Court (such filing date, the “Petition Date”);

(b)	no later than April 14, 2016, EXXI will file a winding up petition with the Bermuda Court commencing the Bermuda Proceeding;

(c)	on the Petition Date, the Debtors shall file with the Bankruptcy Court (i) a motion seeking entry of the Interim Cash Collateral Order and the Final Cash Collateral Order; and (ii) a motion seeking to assume this Agreement (the “RSA Assumption Motion”);

(d)	no later than April 18, 2016, the Bankruptcy Court shall have entered the Interim Cash Collateral Order;

(e)	no later than May 16, 2016, the Debtors shall file with the Bankruptcy Court: (i) the Plan; (ii) the Disclosure Statement; and (iii) a motion (the “Disclosure Statement and Solicitation Motion”) seeking, among other things, (A) approval of the Disclosure Statement, (B) approval of procedures for soliciting, receiving, and tabulating votes on the Plan and for filing objections to the Plan, and (C) to schedule the hearing to consider confirmation of the Plan (the “Confirmation Hearing”);

(f)	no later than May 25, 2016, the Bankruptcy Court shall have entered the Final Cash Collateral Order;

(g)	no later than July 1, 2016, the Bankruptcy Court shall have entered an order authorizing the assumption of this Agreement (the “RSA Assumption Order”);

(h)	no later than July 1, 2016, (i) the Bankruptcy Court shall have entered an order approving the Disclosure Statement and the relief requested in the Disclosure Statement and Solicitation Motion; and (ii) no later than five (5) business days after entry of the order approving the Disclosure Statement and Solicitation Motion, the Debtors shall have commenced solicitation on the Plan by mailing the Solicitation Materials to parties eligible to vote on the Plan;

(i)	no later than August 8, 2016, the Bankruptcy Court shall have commenced the Confirmation Hearing;

(j)	no later than August 19, 2016, the Bankruptcy Court shall have entered the Confirmation Order; and

(k)	no later than September 2, 2016, the Debtors shall consummate the transactions contemplated by the Plan (the date of such consummation, the “Effective Date”), it being understood that the satisfaction of the conditions precedent to the Effective Date (as set forth in the Plan and the Term Sheet) shall be conditions precedent to the occurrence of the Effective Date.

It is understood and the Parties agree that any parallel proceeding for EXXI and any of its Bermudian affiliates in Bermuda shall not be subject to the Milestones set forth in this Section 4 (other than the Milestone set forth in Sub-Clause (b) of Section 4) and the Parties shall use reasonable best efforts to consummate any restructuring in Bermuda as promptly as possible in accordance with the Term Sheet. For the avoidance of doubt, the Debtors may not rely on any delay in consummating any restructuring in Bermuda for EXXI and any of its Bermudian affiliates to excuse their performance of any Milestone or to invoke a Debtor Termination Event.

Subject to the individual termination rights set forth in Sub-Clause (a) and (b) of Section 9, the Debtors may extend a Milestone with the express prior written consent of the Majority Restructuring Support Parties.

5.                  Commitment of Restructuring Support Parties. Each Restructuring Support Party shall (severally and not jointly), solely as it remains the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any claims held by it, from the RSA Effective Date until the occurrence of a Termination Date (as defined in Section 11) applicable to such Restructuring Support Party:

(a)	use commercially reasonable efforts to support and cooperate with the Debtors to take all commercially reasonable actions necessary to consummate the Restructuring Transactions in accordance with the Plan and the terms and conditions of this Agreement and the Term Sheet (but without limiting consent, approval, or termination rights provided in this Agreement and the Definitive Documentation), including: (i) voting all of its claims against, or interests in, as applicable, the Debtors now or hereafter owned by such Restructuring Support Party (or for which such Restructuring Support Party now or hereafter has voting control over) to accept the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and the Solicitation Materials, as approved consistent with the Bankruptcy Code upon receipt of Solicitation Materials approved by the Bankruptcy Court; (ii) timely returning a duly-executed ballot in connection therewith; and (iii) not “opting out” of any releases under the Plan;

(b)	not withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) its tender, consent, or vote with respect to the Plan; provided, however, that the votes of the Restructuring Support Parties shall be immediately revoked and deemed void ab initio upon termination of this Agreement; and

(c)	use commercially reasonable efforts to support and not object to, delay, impede, or take any other action to interfere with the Restructuring Transactions (including the entry by the Bankruptcy Court of the Interim Cash Collateral Order or the Final Cash Collateral order), or propose, file, support, or vote for any restructuring, workout, or chapter 11 plan for any of the Debtors other than the Restructuring Transactions and the Plan (but without limiting consent, approval, or termination rights provided in this Agreement and the Definitive Documentation).

Notwithstanding anything herein to the contrary, nothing in this Agreement shall require any Restructuring Support Party to take any action or refrain from taking any action that is inconsistent with such Restructuring Support Party’s obligations under that certain Intercreditor Agreement, dated as of March 12, 2015, between The Royal Bank of Scotland plc, as Priority Lien Agent, and U.S. Bank National Association, as Second Lien Collateral Trustee.

Notwithstanding anything herein to the contrary, nothing in this Agreement and neither a vote to accept the Plan by any Restructuring Support Party nor the acceptance of the Plan by any Restructuring Support Party shall (w) be construed to prohibit any Restructuring Support Party from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documentation, or exercising rights or remedies specifically reserved herein, (x) be construed to limit any Restructuring Support Party’s rights under any applicable indenture, credit agreement, other loan document, and/or applicable law or to prohibit any Restructuring Support Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as, from the RSA Effective Date until the occurrence of a Termination Date, such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring Transactions, provided, however, that any delay or other impact on consummation of the Restructuring Transactions contemplated by the Plan caused by a Restructuring Support Party’s opposition to any relief that is inconsistent with such Restructuring Transactions, a motion by the Debtors to enter into a material executory contract, lease, or other arrangement outside of the ordinary course of its business without obtaining the prior consent of the Majority Restructuring Support Parties, or any relief that is adverse to interests of the Restructuring Support Parties sought by the Debtors (or any other party) shall not constitute a violation of this Agreement, or (y) impair or waive the rights of any Restructuring Support Party to assert or raise any objection permitted under this Agreement in connection with any hearing on confirmation of the Plan or in the Bankruptcy Court.

6.                  Commitment of the Debtors.

(a)	Subject to Sub-Clause (b) and (c) of this Section 6, each of the Debtors (i) agrees to (A) support and make reasonable best efforts to complete the Restructuring Transactions set forth in the Plan and this Agreement, (B) negotiate in good faith all Definitive Documentation that is subject to negotiation as of the RSA Effective Date and take any and all necessary and appropriate actions in furtherance of the Term Sheet, the Plan and this Agreement, and (C) make reasonable best efforts to complete the Restructuring Transactions set forth in the Plan in accordance with each Milestone set forth in Section 4 of this Agreement, and (ii) shall not undertake any action inconsistent with the adoption and implementation of the Plan and the speedy confirmation thereof, including, without limitation, filing any motion to reject this Agreement.

(b)	Notwithstanding anything to the contrary herein, the Debtors shall use their best efforts to obtain the treatment for the First Lien Claims as set forth in the Term sheet.

(c)	Notwithstanding anything to the contrary herein, nothing in this Agreement shall prevent the directors, officers, or managers of any Debtor (in such person’s capacity as a director, officer, or manager of such Debtor) from taking or refraining from taking any action that, after receiving advice from counsel, it is obligated to take or refrain from taking in the performance of its fiduciary obligations under applicable law.

(d)	Timely file a formal objection, in form and substance reasonably acceptable to the Majority Restructuring Support Parties, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases.

(e)	Timely file a formal objection, in form and substance reasonably acceptable to the Majority Restructuring Support Parties, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable.

(f)	Each of the Debtors agrees that to the extent it offers one or more Restructuring Support Parties the right to participate in any investment, financing, or similar transaction (including, without limitation, a DIP financing, an exit financing, a rights offering, or a sale of the applicable Debtor’s debt instruments), all other Restructuring Support Parties shall have the right to participate in such transaction, in accordance with their respective percentage interests, at the same price and on the same terms and conditions.

(g)	The Debtors may receive (but not solicit) proposals or offers for any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Restructuring Transactions (an “Alternative Transaction”) from other parties and discuss such Alternative Transactions received; provided, however, that the Debtors shall provide a copy of any written offer or proposal (and notice of any oral offer or proposal) for an Alternative Transaction received to the legal counsel and financial advisors to Ad Hoc Second Lien Committee (as defined below) within one (1) day of the Debtors’ or their advisors’ receipt of such offer or proposal.

For the avoidance of doubt, nothing in this Section 6 shall be construed to limit or affect in any way (y) any Restructuring Support Party’s rights under this Agreement, including upon occurrence of any Termination Event or (z) the Debtors’ ability to engage in marketing efforts, discussions, and/or negotiations with any party regarding financing in the Chapter 11 Cases; provided, however, that to the extent the Debtors engage in any such marketing efforts, discussions, and/or negotiations, they shall provide updates to the Restructuring Support Parties regarding such efforts including answering any and all information and diligence requests regarding such efforts, discussions, and/or negotiations; provided further, however, that the Restructuring Support Parties shall have a right of first refusal to provide any such financing in the Chapter 11 Cases.

7.                  Restructuring Support Party Termination Events. The Majority Restructuring Support Parties shall have the right, but not the obligation, upon notice to the other Parties, to terminate the obligations of the Restructuring Support Parties under this Agreement upon the occurrence of any of the following events, unless waived, in writing, by the Majority Restructuring Support Parties on a prospective or retroactive basis (each, a “Restructuring Support Party Termination Event”):

(a)	the failure to meet any of the Milestones in Section 4 unless (i) such failure is the direct result of any act, omission, or delay on the part of any Restructuring Support Party in violation of its obligations under this Agreement or (ii) such Milestone is extended in accordance with Section 4;

(b)	the conversion of one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(c)	the appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(d)	any Debtor (i) files, amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is inconsistent with this Agreement or are otherwise in a form and substance not reasonably satisfactory to the Majority Restructuring Support Parties, (ii) suspends or revokes the Restructuring Transactions without the prior consent of the Majority Restructuring Support Parties, or (iii) publicly announces its intention to take any such acts listed in (i) or (ii) of this Sub-Clause (d);

(e)	any Debtor files or publicly announces that it will file or joins in or supports any plan of reorganization other than the Plan, or files any motion or application seeking authority to sell any assets, without the prior written consent of the Majority Restructuring Support Parties;

(f)	the issuance of any ruling or order by any governmental authority, including the Bankruptcy Court, or any other court of competent jurisdiction, or other regulatory authority, enjoining or otherwise making impractical the substantial consummation of the Restructuring Transactions on the terms and conditions set forth in the Term Sheet or the Plan, or the commencement of any action by any governmental authority or other regulatory authority that could reasonably be expected to enjoin or otherwise make impractical the substantial consummation of the Restructuring Transactions on the terms and conditions set forth in the Term Sheet or the Plan; provided, however, that the Debtors shall have 10 business days after issuance of such ruling, order, or action to obtain relief that would allow consummation of the Restructuring Transactions in a manner that (i) does not prevent or diminish in a material way compliance with the terms of the Plan and this Agreement, and (ii) is acceptable to the Majority Restructuring Support Parties;

(g)	the Debtors file any motion authorizing the use of cash collateral that is not in the form of the Interim Cash Collateral Order or Final Cash Collateral Order or otherwise consented to by the Majority Restructuring Support Parties;

(h)	a breach by any Debtor of any representation, warranty, or covenant of such Debtor set forth in this Agreement (it being understood and agreed that any actions required to be taken by the Debtors that are included in the Term Sheet attached to this Agreement but not in this Agreement are to be considered “covenants” of the Debtors, and therefore covenants of this Agreement, notwithstanding the failure of any specific provision in the Term Sheet to be re-copied in this Agreement) that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by the Restructuring Support Parties or the Debtors (as applicable) of written notice of such breach; provided, however, that the Debtors shall provide written notice of such breach promptly upon becoming aware of such breach following reasonable inquiry;

(i)	a breach by a Restructuring Support Party outside of the Majority Restructuring Support Parties of any representation, warranty, or covenant of such Restructuring Support Party set forth in this Agreement that could reasonably be expected to have a material adverse impact on the Restructuring Transactions or the consummation of the Restructuring Transactions that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by such Restructuring Support Party of notice and description of such breach;

(j)	either (i) any Debtor or any other Restructuring Support Party files a motion, application, or adversary proceeding (or any Debtor or other Restructuring Support Party supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of the Second Lien Notes Claims or the liens securing such claims, or (B) asserting any other cause of action against and/or with respect or relating to such claims or the prepetition liens securing such claims; or (ii) the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) enters an order providing relief against the interests of any Restructuring Support Party with respect to any of the foregoing causes of action or proceedings;

(k)	any Debtor terminates its obligations under and in accordance with this Agreement;

(l)	any board, officer, or manager (or party with authority to act) of a Debtor (or the Debtors themselves) takes any action in furtherance of the rights available to it (or them) under Section 6(b) of this Agreement that are inconsistent with the Restructuring Transactions as contemplated by the Term Sheet attached hereto as Exhibit A;

(m)	notwithstanding anything to the contrary in the Term Sheet, any Debtor proposes treatment for the claims against the Debtors arising on account of the First Lien Credit Agreement (the “First Lien Claims”) that is not consented to by the Majority Restructuring Support Parties;

(n)	upon any event of default under the Cash Collateral Orders that is not cured within the requisite cure period provided by the Cash Collateral Orders;

(o)	any of the orders approving this Agreement, the use of cash collateral, the Plan, or the Disclosure Statement are reversed, stayed, dismissed, vacated, or reconsidered without the consent of the Majority Restructuring Support Parties, are modified or amended in a manner that is inconsistent with this Agreement or not reasonably satisfactory to the Majority Restructuring Support Parties, or a motion for reconsideration, reargument, or rehearing is granted;

(p)	any debtor-in-possession financing is entered into on terms that are not reasonably acceptable to the Majority Restructuring Support Parties;

(q)	the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Debtors’ exclusive right to file a plan or plans of reorganization pursuant to section 1121 of the Bankruptcy Code;

(r)	the Bankruptcy Court denies approval of the RSA Assumption Motion;

(s)	the failure of any documentation to be “Definitive Documentation,” as defined in Section 3 of this Agreement or otherwise comply with Section 3; or

(t)	the occurrence of any other material breach of this Agreement or the Term Sheet not otherwise covered in this list by any Debtor that has not been cured (if susceptible to cure) within five (5) business days after written notice to the Debtors of such breach by the Majority Restructuring Support Parties asserting such termination.

Notwithstanding anything to the contrary herein, following the commencement of the Chapter 11 Cases and unless and until there is an unstayed order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of any of the Termination Events in this Section 7 shall result in an automatic termination of this Agreement, to the extent the Majority Restructuring Support Parties would otherwise have the ability to terminate this Agreement in accordance with Section 7, three (3) business days following such occurrence unless waived in writing by the Majority Restructuring Support Parties.

8.                  The Debtors’ Termination Events. Each Debtor may, upon notice to the Restructuring Support Parties, terminate its obligations under this Agreement upon the occurrence of any of the following events (each a “Debtor Termination Event,” and together with the Restructuring Support Party Termination Events, the “Termination Events”), in which case this Agreement shall terminate with respect to all Parties, subject to the rights of the Debtors to fully or conditionally waive, in writing, on a prospective or retroactive basis, the occurrence of a Debtor Termination Event:

(a)	a breach by a Restructuring Support Party of any representation, warranty, or covenant of such Restructuring Support Party set forth in this Agreement that could reasonably be expected to have a material adverse impact on the Restructuring Transactions or the consummation of the Restructuring Transactions that (to the extent curable) remains uncured for a period of 10 business days after the receipt by the Restructuring Support Parties of notice and description of such breach;

(b)	the occurrence of a breach of this Agreement by any Restructuring Support Party that has the effect of materially impairing any of the Debtors’ ability to effectuate the Restructuring Transactions and has not been cured (if susceptible to cure) within 10 business days after notice to all Restructuring Support Parties of such breach and a description thereof;

(c)	upon notice to the Restructuring Support Parties, if the board of directors or board of managers, as applicable, of a Debtor determines, after receiving advice from counsel, that proceeding with the Restructuring Transactions (including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the exercise of its fiduciary duties; or

(d)	the issuance by any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Restructuring Transactions; provided, however, that the Debtors have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating this Agreement.

9.                  Individual Termination. Any Restructuring Support Party may terminate this Agreement as to itself only in the event that (a) the Milestone set forth in Sub-Clause (e) of Section 4 is not met, (b) the Milestone set forth in Sub-Clause (k) of Section 4 is not met, or (c) any Definitive Document is filed or executed that specifically provides, with respect to distributions under the Plan, for the allocation for tax purposes between principal and interest in a manner that is not acceptable to such Restructuring Support Party, in each case by giving ten (10) business days’ notice to the Debtors and the other Restructuring Support Parties within five (5) business days of such missed Milestone, filing, or execution.

10.                  Mutual Termination; Automatic Termination. This Agreement and the
obligations of all Parties hereunder may be terminated by mutual written agreement by and among (a) each of the Debtors and (b) the Restructuring Support Parties. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically upon the occurrence of the Effective Date.

11.                  Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Sections 7, 8, 9 or 10 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.” Upon the occurrence of a Termination Date, the terminating Party’s and, solely in the case of a Termination Date in accordance with Section 10, all Parties’ obligations under this Agreement shall be terminated effective immediately, and such Party or Parties hereto shall be released from all commitments, undertakings, and agreements hereunder; provided, however, that each of the following shall survive any such termination: (a) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights and remedies with respect to such claims shall not be prejudiced in any way; (b) the Debtors’ obligations in Section 15 of this Agreement accrued up to and including such Termination Date; and (c) Sections 11, 16, 18, 19, 20, 21, 22, 23, 24, 25, 26, 32, 33, and 34 hereof. The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.

12.                  Cooperation and Support. The Debtors shall provide draft copies of all “first day” motions, applications, and other documents that any Debtor intends to file with the Bankruptcy Court to counsel to the Restructuring Support Parties at least five (5) business days prior to the date when such Debtor intends to file such document. Counsel to the Restructuring Support Parties shall use commercially reasonable efforts to provide all comments to all such documents by no later than two (2) calendar days prior to the date when the Debtors intend to file such documents, and counsel to the respective Parties shall consult in good faith regarding the form and substance of any such proposed filing with the Bankruptcy Court. The Debtors will provide draft copies of all other material pleadings any Debtor intends to file with the Bankruptcy Court to counsel to the Restructuring Support Parties at least two (2) business days prior to filing such pleading to the extent practicable. Counsel to the Restructuring Support Parties shall use commercially reasonable efforts to provide all comments to such pleadings by no later than one (1) calendar day prior to the date when the Debtor intends to file such document, to the extent practicable, and counsel to the respective Parties shall consult in good faith regarding the form and substance of any such proposed pleading. For the avoidance of doubt, the Parties agree to negotiate in good faith the Definitive Documentation (including the Cash Collateral Orders) that is subject to negotiation and completion, consistent with Sub-Clause (b) of Section 3 hereof and that notwithstanding anything herein to the contrary, the Definitive Documentation, including any motions or orders related thereto, shall be consistent with this Agreement and otherwise shall be in form and substance reasonably satisfactory to the Majority Restructuring Support Parties. The Debtors shall make reasonable best efforts to (i) provide to the Restructuring Support Parties’ advisors, and direct its employees, officers, advisors and other representatives to provide the Restructuring Support Parties’ advisors, (A) reasonable access (without any material disruption to the conduct of the Debtors’ businesses) during normal business hours to the Debtors’ books and records, (B) reasonable access to the management and advisors of the Debtors for the purposes of evaluating the Debtors’ assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, and (C) timely and reasonable responses to all reasonable diligence requests; and (ii) promptly notify the Restructuring Support Parties of any governmental or third party litigations, investigations or hearings against, or communications with, any of the Debtors.

13.                  Transfers of Claims and Interests.

(a)	No Restructuring Support Party shall (i) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of such Restructuring Support Party’s claims against any Debtor subject to this Agreement, as applicable, in whole or in part, or (ii) deposit any of such Restructuring Support Party’s claims against any Debtor, as applicable, into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such claims or interests (the actions described in clauses (i) and (ii) are collectively referred to herein as a “Transfer” and the Restructuring Support Party making such Transfer is referred to herein as the “Transferor”), unless such Transfer is to another Restructuring Support Party or any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the Debtors a Transferee Joinder substantially in the form attached hereto as Exhibit B (the “Transferee Joinder”). With respect to claims against or interests in a Debtor held by the relevant transferee upon consummation of a Transfer in accordance herewith, such transferee is deemed to make all of the representations, warranties, and covenants of a Restructuring Support Party, as applicable, set forth in this Agreement. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Sub-Clause (a) of this Section 13 shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Debtors and/or any Restructuring Support Party, and shall not create any obligation or liability of any Debtor or any other Restructuring Support Party to the purported transferee.

(b)	Notwithstanding Sub-Clause (a) of this Section 13, (i) an entity that is acting in its capacity as a Qualified Marketmaker shall not be required to be or become a Restructuring Support Party to effect any transfer (by purchase, sale, assignment, participation, or otherwise) of any claim against any Debtor, as applicable, by a Restructuring Support Party to a transferee; provided that such transfer by a Restructuring Support Party to a transferee shall be in all other respects in accordance with and subject to Sub-Clause (a) of this Section 13; and (ii) to the extent that a Restructuring Support Party, acting in its capacity as a Qualified Marketmaker, acquires any claim against, or interest in, any Debtor from a holder of such claim who is not a Restructuring Support Party, it may transfer (by purchase, sale, assignment, participation, or otherwise) such claim or interest without the requirement that the transferee be or become a Restructuring Support Party in accordance with this Section 13. For purposes of this Sub-Clause (b), a “Qualified Marketmaker” means an entity that (x) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against any of the Debtors (including debt securities or other debt) or enter with customers into long and short positions in claims against the Debtors (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Debtors, and (y) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

14.                  Further Acquisition of Claims or Interests. Except as set forth in Section 13, nothing in this Agreement shall be construed as precluding any Restructuring Support Party or any of its affiliates from acquiring additional First Lien Claims, Second Lien Notes Claims, unsecured notes claims, existing equity interests, or interests in the instruments underlying the First Lien Claims, Second Lien Notes Claims, unsecured notes claims, or existing equity interests; provided, however, that any additional First Lien Claims, Second Lien Notes Claims, unsecured notes claims, existing equity interests, or interests in the underlying instruments acquired by any Restructuring Support Party and with respect to which such Restructuring Support Party is the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any claims or interests held by it shall automatically be subject to the terms and conditions of this Agreement. Upon any such further acquisition, such Restructuring Support Party shall promptly notify EXXI and counsel to the Ad Hoc Second Lien Committee.

15.                  Fees and Expenses. Subject to Section 10, the Debtors shall pay or reimburse when due all reasonable and documented fees and expenses of the following (regardless of whether such fees and expenses were incurred before or after the Petition Date): (a) Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), as counsel to an ad hoc committee of the Second Lien Noteholders (the “Ad Hoc Second Lien Committee”), in accordance with the terms of that certain fee letter dated as of March 16, 2016, (b) Houlihan Lokey Capital, Inc. (“Houlihan”), as financial advisor to the Ad Hoc Second Lien Committee, in accordance with the terms of that certain fee letter dated as of February 16, 2016; and (c) any local counsel and industry consultants or specialists as may reasonably be necessary to advise the Ad Hoc Second Lien Committee in connection with the Restructuring Transactions.

16.                  Consents and Acknowledgments. Each Party irrevocably acknowledges and agrees that this Agreement is not and shall not be deemed to be a solicitation for consents to the Plan. The acceptance of the Plan by each of the Restructuring Support Parties will not be solicited until such Parties have received the Disclosure Statement and related ballots in accordance with applicable law, and will be subject to sections 1125, 1126 and 1127 of the Bankruptcy Code.

17.                  Representations and Warranties.

(a)	Each Restructuring Support Party hereby represents and warrants on a several and not joint basis for itself and not any other person or entity that the following statements are true, correct, and complete, to the best of its actual knowledge, as of the date hereof:

(i)	it has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;

(iii)	the execution, delivery and performance by it of this Agreement does not violate any provision of law, rule, or regulation applicable to it, or its certificate of incorporation, or bylaws, or other organizational documents in any material respect;

(iv)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability;

(v)	it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), with sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and to consult with its legal and financial advisors with respect to its investment decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement; and

(vi)	it (A) either (1) is the sole owner of the claims and interests identified below its name on its signature page hereof and in the amounts set forth therein, or (2) has all necessary investment or voting discretion with respect to the principal amount of claims and interests identified below its name on its signature page hereof, and has the power and authority to bind the owner(s) of such claims and interests to the terms of this Agreement; (B) is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such claims and interests; or (C) does not directly or indirectly own any claims against any Debtor other than as identified below its name on its signature page hereof.

(b)	Each Debtor hereby represents and warrants on a joint and several basis (and not any other person or entity other than the Debtors) that the following statements are true, correct, and complete as of the date hereof:

(i)	it has the requisite corporate or other organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part, including approval of each of the independent director(s) or manager(s), as applicable, of each of the corporate entities that comprise the Debtors;

(iii)	the execution and delivery by it of this Agreement does not (A) violate its certificates of incorporation, or bylaws, or other organizational documents, or those of any of its affiliates, or (B) result in a breach of, or constitute (with due notice or lapse of time or both) a default (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases) under any material contractual obligation to which it or any of its affiliates is a party;

(iv)	the execution and delivery by it of this Agreement does not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body, other than, for the avoidance of doubt, the actions with governmental authorities or regulatory bodies required in connection with implementation of the Restructuring Transactions;

(v)	subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code and, to the extent applicable, approval by the Bankruptcy Court, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and

(vi)	it has sufficient knowledge and experience to evaluate properly the terms and conditions of the Plan and this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction.

18.                  Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Debtors and in contemplation of possible chapter 11 filings by the Debtors and the rights granted in this Agreement are enforceable by each signatory hereto without approval of any court, including the Bankruptcy Court.

19.                  Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of a Termination Date, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, other than as provided in Section 16, and the Parties expressly reserve any and all of their respective rights. The Parties acknowledge that this Agreement, the Plan, and all negotiations relating hereto are part of a proposed settlement of matters that could otherwise be the subject of litigation. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, the Term Sheet, this Agreement, the Plan, any related documents, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

20.                  Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. No action taken by any Restructuring Support Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Restructuring Support Parties are in any way acting in concert or as such a “group.”

21.                  Specific Performance. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

22.                  Governing Law & Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require or permit the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in the federal or state courts located in the City of New York, Borough of Manhattan, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter.

23.                  Waiver of Right to Trial by Jury. Each of the Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between any of the Parties arising out of, connected with, relating to, or incidental to the relationship established between any of them in connection with this Agreement. Instead, any disputes resolved in court shall be resolved in a bench trial without a jury.

24.                  Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective permitted successors, assigns, heirs, executors, administrators, and representatives.

25.                  No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

26.                  Notices. All notices (including, without limitation, any notice of termination or breach) and other communications from any Party hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, email, or facsimile to the other Parties at the applicable addresses below, or such other addresses as may be furnished hereafter by notice in writing. Any notice of termination or breach shall be delivered to all other Parties.

(a)	If to any Debtor:

Energy XXI Ltd
Attn: John D. Schiller
1021 Main, Suite 2626
Houston, TX 77002

Tel:	(713) 351-3000
Fax:	(713) 351-33000
Email:	jschiller@energyxxi.com

With a copy to:

Vinson & Elkins L.L.P.
Attn: Harry A. Perrin
1001 Fannin Street

Houston, TX 10022-4611

Tel:	(713) 758-2222
Fax:	(713) 758-2346
Email:	hperrin@velaw.com

Vinson & Elkins L.L.P.
Attn: David S. Meyer
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040

Tel:	(212) 237-0000
Fax:	(212) 237-0100
Email:	dmeyer@velaw.com

(b)	If to a Restructuring Support Party:

To the address set forth on its signature page hereto

with a copy to

Milbank, Tweed, Hadley & McCloy LLP

Attn: Dennis F. Dunne and Samuel A. Khalil

28 Liberty Street

New York, NY 10005

Tel:	(212) 530-5000
Fax:	(212) 530-5219
Email:	ddunne@milbank.com
skhalil@milbank.com

27.                  Entire Agreement. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

28.                  Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented without the prior written consent of the Debtors and the Majority Restructuring Support Parties.

29.                  Reservation of Rights.

(a)	Except as expressly provided in this Agreement or the Term Sheet, including Section 5(a) of this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties.

(b)	Without limiting Sub-Clause (a) of this Section 29 in any way, if the Plan is not consummated in the manner set forth, and on the timeline set forth, in this Agreement and the Term Sheet, or if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses, subject to Section 18 of this Agreement. The Term Sheet, this Agreement, the Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

30.                  Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

31.                  Other Support Agreements. Until the Termination Date, no Debtor shall enter into any other restructuring support agreement related to a partial or total restructuring of the Debtors’ obligations unless such support agreement is consistent in all respects with the Term Sheet and is acceptable to the Majority Restructuring Support Parties.

32.                  Public Disclosure. This Agreement, as well as its terms, its existence, and the existence of the negotiation of its terms are expressly subject to any existing confidentiality agreements executed by and among any of the Parties as of the date hereof; provided, however, that, after the Petition Date, the Parties may disclose the existence of, or the terms of, this Agreement or any other material term of the transaction contemplated herein without the express written consent of the other Parties; provided further, however, that no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Party) the holdings information of any Restructuring Support Party without such Restructuring Support Party’s prior written consent.

33.                  Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

34.                  Interpretation. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof, shall not be effective in regard to the interpretation hereof.

[Signatures and exhibits follow.]

[Signature Pages Redacted]

Schedule 1 to Restructuring Support Agreement

Debtors

1.	Anglo-Suisse Offshore Pipeline Partners, LLC

2.	Delaware EPL of Texas, LLC

3.	Energy Partners Ltd., LLC

4.	Energy XXI GOM, LLC

5.	Energy XXI Gulf Coast, Inc.

6.	Energy XXI Holdings, Inc.

7.	Energy XXI, Inc.

8.	Energy XXI Leasehold, LLC

9.	Energy XXI Ltd

10.	Energy XXI Natural Gas Holdings, Inc.

11.	Energy XXI Offshore Services, Inc.

12.	Energy XXI Onshore, LLC

13.	Energy XXI Pipeline, LLC

14.	Energy XXI Pipeline II, LLC

15.	Energy XXI Services, LLC

16.	Energy XXI Texas Onshore, LLC

17.	Energy XXI USA, Inc.

18.	EPL of Louisiana, L.L.C.

19.	EPL Oil & Gas, Inc.

20.	EPL Pioneer Houston, Inc.

21.	EPL Pipeline, L.L.C.

22.	M21K, LLC

23.	MS Onshore, LLC

24.	Natural Gas Acquisition Company I, LLC

25.	Nighthawk, L.L.C.

26.	Soileau Catering, LLC

Exhibit A to the Restructuring Support Agreement

Term Sheet

EXECUTION VERSION

Energy XXI ltd

Restructuring Term Sheet

This term sheet (the “Term Sheet”) sets forth the principal terms of a proposed financial restructuring transaction (the “Restructuring”) of the existing debt and other obligations of Energy XXI Ltd (“EXXI”), Energy XXI Gulf Coast, Inc. (“EGC”), EPL Oil & Gas, Inc. (“EPL”), and those certain additional subsidiaries of EXXI listed on Schedule 1 of that certain Restructuring Support Agreement dated April 11, 2016 (the “Restructuring Support Agreement”).[1] Subject to the Restructuring Support Agreement, the Restructuring will be implemented by the Plan, filed in connection with the Debtors’ Chapter 11 Cases.

THIS TERM SHEET DOES NOT CONSTITUTE AN OFFER OF SECURITIES OR A SOLICITATION OF THE ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

THIS TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE PLAN AND THE RELATED DEFINITIVE DOCUMENTATION GOVERNING THE RESTRUCTURING IDENTIFIED IN THE RESTRUCTURING SUPPORT AGREEMENT. SUCH DEFINITIVE DOCUMENTATION, ALL MOTIONS, AND RELATED ORDERS AND THE PLAN SOLICITATION DOCUMENTS SHALL SATISFY THE REQUIREMENTS OF THE BANKRUPTCY CODE, THE RESTRUCTURING SUPPORT AGREEMENT, AND THIS TERM SHEET.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A PROPOSED COMPREHENSIVE COMPROMISE AND SETTLEMENT, EACH ELEMENT OF WHICH IS CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE PROPOSED RESTRUCTURING. THE STATEMENTS CONTAINED HEREIN ARE PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE, AND NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE LENDERS, DEBTORS, AND ANY CREDITOR PARTY.

 _____________________________

[1]	Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement.

TERMS AND CONDITIONS OF THE PLAN
A. Key Terms
Debtors

EXXI, EGC, and EPL and those certain additional subsidiaries of EXXI listed on Schedule 1 of the Restructuring Support Agreement.

After the Effective Date (as defined herein), the reorganized Debtors shall be referred to collectively as the “Reorganized Debtors,” EGC shall be referred to as “Reorganized EGC,” and EPL shall be referred to as “Reorganized EPL.”

Effective Date	The date on which all the conditions to consummation of the Plan have been satisfied in full or waived with the consent of the Majority Restructuring Support Parties, and the Plan becomes effective. On the Effective Date, the Reorganized Debtors shall be reorganized pursuant to the Plan in accordance with and pursuant to the Bankruptcy Code.
EGC Unsecured Notes Claims

“EGC Unsecured Notes Claims” refers collectively to claims arising on account of:

•         the 9.25% senior unsecured notes due December 15, 2017 (the “9.25% EGC Unsecured Notes”) issued pursuant to that certain indenture, dated December 17, 2010 (the “9.25% Senior Notes Indenture”), among EGC, the guarantors and Wilmington Trust, National Association, as trustee;

•         the 7.75% senior unsecured notes due June 15, 2019 (the “7.75% Senior Notes”) issued pursuant to that certain indenture, dated February 25, 2011 (the “7.75% Senior Notes Indenture”), among EGC, the guarantors and Wilmington Trust, National Association, as trustee;

•         the 7.50% senior unsecured notes due December 15, 2021 (the “7.50% Senior Notes”) issued pursuant to that certain indenture, dated September 26, 2013 (the “7.50% Senior Notes Indenture”), among EGC, the guarantors and Wilmington Trust, National Association, as trustee; and

•         the 6.875% senior unsecured notes due March 15, 2024 (the “6.875% Senior Notes”) issued pursuant to that certain an indenture, dated May 27, 2014 (the “6.875% Senior Notes Indenture”), among EGC, the guarantors and Wilmington Trust, National Association, as trustee.

EPL Unsecured Notes Claims	“EPL Unsecured Notes Claims” refers collectively to claims arising on account of the 8.25% senior unsecured notes due February 15, 2018 (the “8.25% Senior Notes”) under that certain indenture dated as of February 14, 2011 (the “8.25% Senior Notes Indenture”) and that certain supplemental indenture dated as of April 18, 2014 (the “8.25% Senior Notes Supplemental Indenture”) among EPL, the guarantors party thereto, and U.S. Bank National Association, as trustee.
EXXI Convertible Notes Claims	“EXXI Convertible Notes Claims” refers collectively to claims arising on account of the 3.0% senior convertible notes due on December 15, 2018 (the “3.0% Senior Convertible Notes”) issued pursuant to that certain indenture dated as of November 22, 2013 (the “3.0% Senior Convertible Notes Indenture”), among EXXI and Wilmington Trust, National Association, as trustee.
First Lien Claims	“First Lien Claims” refers collectively to claims arising on account of the First Lien Credit Agreement.

First Lien Lenders	“First Lien Lenders” refers collectively to the lenders party to that certain Second Amended and Restated First Lien Credit Agreement, dated as of May 5, 2011, by and among EGC, each of the guarantors party thereto, Wells Fargo Bank, N.A. as administrative agent, and the lenders and agents from time-to-time party thereto (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date, the “First Lien Credit Agreement”).
New Equity	On the Effective Date, new common stock in the New Parent (the “New Equity”) shall be issued and distributed as described herein.
New Parent	“New Parent” refers to Reorganized EGC, or such other entity as determined by the Debtors and the Majority Restructuring Support Parties, which entity will hold, directly or indirectly, substantially all of the assets of EXXI and its subsidiaries.
Petition Date	The date on which the Debtors commence their Chapter 11 Cases, to occur on or before April 14, 2016 at 10:00 a.m. (Eastern Time).
Plan Supplement	“Plan Supplement” refers, collectively, to the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Management Incentive Plan and the Transaction Steps, all of which are incorporated by reference into, and are an integral part of, the Plan, as all of the same may be amended, modified, replaced and/or supplemented from time to time, which shall be filed with the Bankruptcy Court on or before 10 business days prior to the Confirmation Hearing.
Second Lien Noteholders	“Second Lien Noteholders” refers collectively to the holders of the Second Lien Notes Claims.
Second Lien Notes Claims	“Second Lien Notes Claims” refers collectively to claims arising on account of the second lien senior secured notes issued pursuant to that certain Indenture, dated as of March 12, 2015 (as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date, the “Second Lien Indenture”), among EGC, each of the guarantors party thereto, and U.S. Bank, N.A.
Venue	The United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).
Warrant Package	Out-of-the-money warrants equal to an aggregate of up to 10% of the New Equity (subject to dilution from the Management Incentive Plan) with a maturity of 10 years and an equity strike price equal to (i) the principal amount of the Second Lien Notes Claims less the original issue discount of approximately $53.5 million, plus (ii) accrued and unpaid interest (the “Warrant Package”). Subject to the other provisions of this Term Sheet, the Warrant Package shall be divided amongst the classes of EGC Unsecured Notes Claims, EPL Unsecured Notes Claims, and EXXI Convertible Notes Claims, consistent with their respective legal entitlements.

B. Treatment of Certain Claims and Interests under the Chapter 11 Plan
Other Priority Claims	Each holder of an allowed priority claim (other than a priority tax claim or administrative claim) shall receive either: (a) cash equal to the full allowed amount of its claim or (b) such other treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Restructuring Support Parties.
Other Secured Claims[2]	Each holder of a secured claim (other than a priority tax claim, First Lien Claim, or Second Lien Notes Claim) shall receive, at the Debtors’ election and with the consent of the Majority Restructuring Support Parties, either: (a) cash equal to the full allowed amount of its claim, (b) reinstatement of such holder’s claim, (c) the return or abandonment of the collateral securing such claim to such holder, or (d) such other treatment as may otherwise be agreed to by such holder, the Debtors, and the Majority Restructuring Support Parties.
First Lien Claims[3]

The Debtors shall use their best efforts to obtain the following treatment for the holders of First Lien Claims:

–     At emergence, drawn amount either (i) remains outstanding or (ii) is refinanced no earlier than the Effective Date with a new facility with terms acceptable to the Majority Restructuring Support Parties; provided, however that (a) $228 million of letters of credit usage remains outstanding and (b) other terms including a borrowing base redetermination holiday that are acceptable to the Debtors and the Majority Restructuring Support Parties.

If the Debtors are unable to obtain the foregoing treatment, the Debtors shall use their best efforts to obtain treatment acceptable to the Debtors and Majority Restructuring Support Parties.

Second Lien Notes Claims	Holders of Second Lien Notes Claims shall receive their pro rata share of 100% of the New Equity on account of such Second Lien Notes Claims, subject to dilution from New Equity issued in connection with the Management Incentive Plan and the Warrant Package.
EGC Unsecured Notes Claims	If the class of EGC Unsecured Notes Claims votes to accept the Plan, holders of EGC Unsecured Notes Claims shall receive their pro rata share of the Warrant Package; provided, however that if the class of EGC Unsecured Notes Claims votes to reject the Plan, holders of EGC Unsecured Notes Claims will not receive a distribution under the Plan.
EPL Unsecured Notes Claims	If the class of EPL Unsecured Notes Claims votes to accept the Plan, holders of EPL Unsecured Notes Claims shall receive their pro rata share of the Warrant Package; provided, however that if the class of EPL Unsecured Notes Claims votes to reject the Plan, holders of EPL Unsecured Notes Claims will not receive a distribution under the Plan.
EXXI Convertible Notes Claims	If the class of EXXI Convertible Notes Claims votes to accept the Plan, holders of EXXI Convertible Notes Claims shall receive their pro rata share of the Warrant Package; provided, however that if the class of EXXI Convertible Claims votes to reject the Plan, holders of EXXI Convertible Claims will not receive a distribution under the Plan.
General Unsecured Claims	To be determined for all Debtors on terms satisfactory to the Debtors and the Majority Restructuring Support Parties.
EXXI Preferred Stock	EXXI Preferred Stock shall be cancelled and extinguished, and holders of EXXI Preferred Stock shall not receive or retain any property or assets on account of such interests.
EXXI Common Stock	EXXI Common Stock shall be cancelled and extinguished, and holders of EXXI Common Stock shall not receive or retain any property or assets on account of such interests.
Intercompany Claims	Intercompany Claims shall be reinstated, compromised, or cancelled, at the option of the Debtors with the consent of the Majority Restructuring Support Parties.
Intercompany Interests	Intercompany Interests shall be reinstated, compromised, or cancelled, at the option of the Debtors with the consent of the Majority Restructuring Support Parties; provided that existing equity interests in the entity designated as New Parent as set forth herein, if a Debtor entity, shall be cancelled in accordance with the Transaction Steps.

____________________________

2 To be determined on a debtor-by-debtor basis.

3 Subject to ongoing negotiations with the First Lien Lenders

C. Other Restructuring Provisions
Bermuda Proceeding	Concurrently with filing a chapter 11 petition with the Bankruptcy Court, EXXI will file a wind-up petition commencing an official liquidation proceeding under the laws of Bermuda (the “Bermuda Proceeding”) before the Bermudian court (the “Bermuda Court”). The Bermuda Proceeding will be implemented pursuant to the transaction steps (the “Transaction Steps”), which Transaction Steps shall be filed with the Bankruptcy Court in connection with the filing of the Plan Supplement.
Restructuring Timeline	The Restructuring described herein will take place in accordance with the Milestones set forth in Section 4 of the Restructuring Support Agreement.
Conditions Precedent to the Effective Date

The Plan shall contain customary conditions to effectiveness in form and substance to be agreed upon, including, without limitation:

(i)               the Confirmation Order shall have been entered, and the Confirmation Order shall have become a final order that is not stayed;

(ii)             all governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in the Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that would restrain or prevent such transactions; provided, however that consummation of the Bermuda Proceeding shall not be a condition to the Effective Date; and

(iii)           the Definitive Documentation relating to the Restructuring shall be executed and satisfactory to the Majority Restructuring Support Parties in accordance with Section 3 of the Restructuring Support Agreement.

Plan as a Bankruptcy Rule 9019 Settlement of All Issues	The Debtors and the Restructuring Support Parties acknowledge and agree that the Plan shall be treated as a settlement pursuant to Bankruptcy Rule 9019 (the “9019 Settlement”) of various issues, controversies, and disputes. The Plan shall be deemed a motion to approve the 9019 Settlement. To the extent that the Plan is not approved, the issues, controversies, and disputes listed above, among others, may be the subject of litigation between and/or among the Restructuring Support Parties and the Debtors, among others, and nothing in this Term Sheet or the Plan or Disclosure Statement (or any settlement negotiations) may be used by any party as evidence (or otherwise) with regard thereto, including, without limitation, with regard to the strengths or weaknesses of any of the various parties’ positions, arguments, or claims. To that end, to the extent that the Plan is not approved, this Term Sheet shall be deemed null and void and of no further force and effect.
Releases and Exculpation

Releases:

To the fullest extent permitted by applicable law, the Plan shall include a full mutual release from liability in favor of the Debtors, the Restructuring Support Parties, and all of the Debtors’ and the Restructuring Support Parties’ respective current and former officers and directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives, from any claims and causes of action related to or in connection with the Debtors, the Debtors’ out-of-court restructuring efforts, the Restructuring, the Restructuring Support Agreement, the Chapter 11 Cases, or the Plan arising on or prior to the Effective Date; provided, however, that nothing in the foregoing shall result in any of the Debtors’ officers and directors waiving any indemnification claims against the Debtors or any of its insurance carriers or any rights as beneficiaries of any insurance policies.

Exculpation:

To the fullest extent permitted by applicable law, the Plan shall include customary exculpation provisions in favor of the Debtors, the Restructuring Support Parties, and each of the Debtors’ and the Restructuring Support Parties’ respective current and former officers and directors, professionals, advisors, accountants, attorneys, investment bankers, consultants, employees, agents and other representatives, with respect to any liability relating to the Debtors, the Debtors’ out-of-court restructuring efforts, the Restructuring, the Restructuring Support Agreement, the Chapter 11 Cases, or the Plan arising prior to the Effective Date; provided, however, that no party shall be exculpated from any claim or cause of action that was a result of such party’s gross negligence, willful misconduct, or bad faith, as determined by a final order of a court of competent jurisdiction.

For the avoidance of doubt, subject to the terms and conditions of the Restructuring Support Agreement, the release and exculpation provisions shall be included in the Plan as described herein and, as such, shall only become effective on the Effective Date.

Injunction	Ordinary and customary injunction provisions shall be included in the Plan and Confirmation Order.
Management	Prior to the Effective Date, the Debtors will negotiate the terms and conditions of an amended and restated employment agreement with John D. Schiller as Chief Executive Officer of New Parent (the “CEO”), which terms and conditions shall be subject to the prior written consent of the Majority Restructuring Support Parties, and the form of which shall be included in the Plan Supplement.

Governance

The board of directors of New Parent (the “New Board”) shall be designated by the Majority Restructuring Support Parties and shall consist of 7 persons, one of whom shall be John D. Schiller as CEO.

At the election of the Majority Restructuring Support Parties, the Reorganized Debtors shall enter into a shareholders agreement and/or a registration rights agreement, each on terms reasonably acceptable to the Majority Restructuring Support Parties.

KEIP/KERP

To the extent necessary, the Debtors and the Majority Restructuring Support Parties will negotiate in good faith the terms and conditions of a key employee incentive plan and a key employee retention plan, provided that any such plan shall be subject to approval by the Bankruptcy Court.

Management Incentive Plan	The Plan Supplement shall include a long-term management incentive plan (the “Management Incentive Plan”) for the Reorganized Debtors. Such Management Incentive Plan will reserve up to 8% of the total New Equity on a fully diluted basis (the “Equity Pool”). The Management Incentive Plan will be a comprehensive equity based award plan with the New Board to formulate the types of equity based awards (including stock option and restricted stock units) on terms and conditions determined by the New Board. Awards under the Management Incentive Plan will be awarded to the Reorganized Debtors’ officers, directors, employees, and consultants at the discretion of the New Board; provided, however, that 3% of the Equity Pool will be allocated by the New Board to such officers, directors, employees, and consultants no later than 60 days after the Effective Date on terms and conditions determined by the New Board, including the type of equity based awards. Subject to the foregoing, the New Board will determine the additional terms of the Management Incentive Plan after the Effective Date, including the allocation, granting, and vesting of applicable awards under the Management Incentive Plan.
BOEM Long Range Plan	It is anticipated that the Debtors will assume all of their OCS mineral leases from the Bureau of Ocean Energy Management (“BOEM”) (and will not seek to abandon any OCS leases) and as adequate assurance for the BOEM lease assumption, the Debtors will continue to: (a) fund and perform ongoing P&A work as contemplated by its Idle Iron Plan and (b) perform their obligations under that certain Long Range Plan agreed to between the Debtors and BOEM and dated February 29, 2016 during the pendency of their Chapter 11 Cases and in connection with the consummation of the Restructuring.
Executory Contracts and Unexpired Leases	The Debtors may not assume, assume and assign, or reject executory contracts or unexpired leases without the prior written consent of the Majority Restructuring Support Parties.
Tax Provisions

The Plan shall provide that each holder of an allowed claim shall have the option to apply such holder’s pro rata share of consideration under the Plan (cash or value) to satisfy outstanding principal of or accrued interest on its allowed claim, as such allocation is determined by such holder in its sole discretion.

The Debtors shall use their best efforts to effectuate the terms and conditions of the Restructuring in a tax efficient manner reasonably satisfactory to the Majority Restructuring Support Parties.

Exhibit B to the Restructuring Support Agreement

Form of Transferee Joinder

Form of Transferee Joinder

This joinder (this “Joinder”) to the Restructuring Support Agreement (the “Agreement”),4 dated as of [__], 2016, by and among (i) Energy XXI Ltd (“EXXI”), Energy XXI Gulf Coast, Inc. (“EGC”), EPL Oil & Gas, Inc. (“EPL”) and each of the subsidiaries set forth in Exhibit A to the Agreement (such subsidiaries, EXXI, EGC, and EPL each a “Debtor” and, collectively the “Debtors”), and (ii) the Restructuring Support Parties, is executed and delivered by [________________] (the “Joining Party”) as of [________________].

1.                  Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex 1 (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof). The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Restructuring Support Parties, as applicable.

2.                  Representations and Warranties. The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the claims identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 17 of the Agreement to each other Party.

3.                  Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require or permit the application of the law of any other jurisdiction.

4.                  Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]
[ADDRESS]
Attn:
Facsimile: [FAX]
EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[4]	Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Agreement.

[JOINING PARTY]

By:

Name:

Title:

Holdings:	$__________________ of Debt
Under the First Lien Credit Agreement

Holdings:	$__________________ of Debt
Under the Second Lien Indenture

Holdings:	$__________________ of Debt
Under the 9.25% Indenture

Holdings:	$__________________ of Debt
Under the 7.75% Indenture

Holdings:	$__________________ of Debt
Under the 7.5% Indenture

Holdings:	$__________________ of Debt
Under the 6.875% Indenture

Holdings:	$__________________ of Debt
Under the 8.25% Indenture

Holdings:	$__________________ of Debt
Under the 3.0% Indenture

Holdings:	__________________
shares of Common Equity

Holdings:	__________________
shares of Preferred Equity

Annex 1 to the Form of Transferee Joinder

Restructuring Support Agreement

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